EXHIBIT 99.2

                                 AMENDMENT NO. 1
                                       TO
                       AFFILIATE STOCK PURCHASE AGREEMENT

     This Amendment No. 1 (this "Amendment") to that certain Affiliate Stock Purchase Agreement (the "Agreement") dated the 1st day of December, 2010, by and between by and between Shan Qiang (the "Seller") and Farm Lands of Guinea Limited, an entity duly formed and existing under the laws of the British Virgin Islands (the "Purchaser"), is made this 28th day of January, 2011 by and between Seller and Purchaser (collectively, the "Parties").

                                    RECITALS

     WHEREAS, the Purchaser has been unable to raise sufficient funds to purchase the Purchased Shares (as such term is defined in the Agreement) within the timeframe required by the Agreement to complete the transactions contemplated by the Agreement.

     WHEREAS, the Parties still desire to complete the transactions contemplated by the Agreement.

     WHEREAS, the Parties wish to further amend the Agreement, as set forth herein.

     NOW THEREFORE, in consideration of covenants and agreements contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties agree as follows:

     1. Definitions. All defined terms used herein shall have the meaning assigned to them in the Agreement unless otherwise defined herein, and all of the terms of the Agreement shall continue to apply unless as amended hereby.

     2. Amendment to Section 1.1 of the Agreement. The first sentence of Section
1.1 of the Agreement is deleted in its entirety and replaced with the following text:

          The Seller hereby agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Purchased Shares and the $27,500 Debt for the aggregate purchase price of One Hundred and Twenty Thousand U.S. Dollars ($120,000) on Closing on or before February 24, 2011 (the "Purchase Price").

     3. Amendment to Section 1.2(a) of the Agreement. Section 1.2(a) of the Agreement is deleted in its entirety are replaced with the following text:

            (a) On or before February 1, 2011, the Purchaser shall pay to the Seller a non-refundable fee of Sixty-three Thousand Five Hundred U.S.
     Dollars  ($63,500),  of which the  Seller  acknowledges  that  $50,000  has

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     already been  received on December 6, 2010,  delivered by wire  transfer to
     Law Offices of Thomas E. Puzzo, PLLC, pursuant to the wire transfer instructions in Section 1.1. The non-refundable $63,500 fee shall be credited towards the Purchase Price. If the Closing in Section 1.3 does not occur by February 24, 2011, Seller may keep the non-refundable $63,500 fee without any obligation to the Purchaser and this Agreement shall terminate; provided, however, if the Seller has caused Closing not to timely occur by the failure to deliver to the Purchaser those items in Sections 1.3(a) and
     (b), then such $63,500 shall be returned to Seller not later than February 28, 2011, and this Agreement shall terminate (except that the obligation to return the $63,500 to Buyer shall survive termination).

     4. Amendment to Section 1.2(b) of the Agreement. Section 1.2(b) of the Agreement is deleted in its entirety.

     5. Amendment to Section 1.3 of the Agreement. The text "December 31, 2010" in the first sentence of Section 1.3 of the Agreement is deleted in its entirety and replaced with the text "February 24, 2011."

     6. Amendment to Section 1.3(e) of the Agreement. Section 1.3(e) of the Agreement is deleted in its entirety, and replaced with the following text:

          The Purchaser shall have raised not less than One Million U.S. Dollars ($1,000,000) on or before February 14, 2011 for the purpose of commencing its business operations, pursuant to that certain Private Placement Memorandum (the "PPM") provided by the Purchaser to Seller on November 12, 2010 and as further amended for the minimum subscription amount of USD $1 Million, and provide evidence that such funds have been received pursuant to subscription or other agreements that have been agreed to in writing by the seller of the securities, as disclosed in the PPM;

     7. Amendment to Section 2.1(k) of the Agreement. The text "Six Thousand Seven Hundred Sixty-six Dollars ($6,766)" in the first sentence of Section 2.1(k) of the Agreement is deleted in its entirety and replaced with the text "Three Thousand Six Hundred Dollars ($3,600)."

     8. Amendment to Section 5.3 of the Agreement. The text "December 21, 2010" in the first sentence of Section 5.3 of the Agreement is deleted in its entirety and replaced with the text "February 14, 2011, and subject to Purchaser raising not less than $1,000,000, as provided in 1.3 (e)."

     9. Continuing Effect of the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, representations, warranties, covenants, rights or remedies set forth in the Agreement, except as specifically set forth herein.

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     10.  Counterparts.  This Amendment may be executed in several  counterparts and by telecopied facsimile or scanned e-mail attachment, and each such counterpart or telecopied facsimile or scanned e-mail attachment so executed shall constitute one and the same Amendment.

     8. Effective Date. This Amendment has been executed by the Parties hereto as of the day and year first written.

     9. Entire Agreement. The Agreement and this Amendment No. 1 contain all of the terms and conditions agreed upon by the Parties relating to the subject matter of the Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the Parties, whether oral or written, respecting that subject matter.

     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

                                      SELLER:

                                      Shan Qiang

                                      /s/ Shan Qiang
                                      ----------------------------------
                                      Shan Qiang

                                      PURCHASER:

                                      FARM LANDS OF GUINEA LIMITED

                                      /s/ its director
                                      ----------------------------------

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